Exhibit 99.1

News Release

GulfMark Offshore, Inc. Announces $150 Million

Private Offering of Senior Notes due 2022

Houston, TX (November 30, 2012) – GulfMark Offshore, Inc. (NYSE: GLF) (“GulfMark”) announced today that, subject to market conditions, it intends to offer $150 million in aggregate principal amount of its 6.375% Senior Notes due 2022 for sale in a private offering. The notes will have substantially the same terms as the $300 million aggregate principal amount of 6.375% Senior Notes due 2022 issued by GulfMark in March 2012.

GulfMark intends to use the net proceeds from the notes offering to repay certain existing credit facilities and for general corporate purposes, including to fund vessel construction costs.

The securities to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. GulfMark plans to offer and sell the notes only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons in transactions outside the United States pursuant to Regulation S under the Securities Act.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such states.

This press release contains certain forward-looking statements within the meaning of the Securities Act and the Securities Exchange Act of 1934, which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where GulfMark operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in GulfMark’s filings with the Securities and Exchange Commission, including GulfMark’s Form 10-K for the year ended December 31, 2011 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.